EXHIBIT 99.1

Nutrition 21 Announces Fiscal Third Quarter 2010 Financial Results

PURCHASE, NY, April 29, 2010 – Nutrition 21, Inc. (OTC Bulletin Board: NXXI.BB), the developer and marketer of nutritional ingredients for the dietary supplement and functional food and beverage markets, today announced financial results for its third quarter ended March 31, 2010.

The Company reported total revenues from continuing operations of $1.7 million for the third quarter ended March 31, 2010, compared to $2.0 million in the corresponding quarter a year ago.  Net loss from continuing operations for the third quarter this year was $0.7 million, or $(0.01) per diluted common share, compared to a net loss of $1.1 million, or $(0.02) per diluted common share, in the corresponding third quarter a year ago.

For the nine months ended March 31, 2010, the Company reported total revenues from continuing operations of $6.0 million compared to $5.5 million in the comparable period a year ago. Net loss from continuing operations for the nine  months ended March 31, 2010 was $1.8 million, or ($0.02) per diluted common share, compared to $3.5 million, or ($0.05) per diluted common share, in the corresponding period a year ago.

The improvement in results is due primarily to the Company’s continuing emphasis on expense controls and continued strong sales - primarily chromium picolinate for human consumption.

The Company completed the sale of its retail and direct response businesses during the quarter ended December 31, 2009. Net loss from discontinued operations for the quarter ended March 31, 2010 was $0.1 million, or ($0.00) per diluted common share, compared to a gain of $0.7 million, or $0.1 per diluted common share, in the comparable period a year ago. For the nine months ended March 31, 2010, the Company reported a net loss from discontinued operations of $1.8 million, or ($ 0.02) per diluted common share, compared to net income of $3.4 million, or $0.5 per diluted common share, in the comparable period a year ago.

Michael Zeher, president and chief executive officer, said, “Our operating Income for the quarter of $0.2 million was 11% of total  revenues compared to $52 thousand, or 0% of total revenues, in the comparable period a year ago. For the nine months ended March 31, 2010, our operating income was $1.0 million, or 17% of total revenues, compared to an operating loss of $0.2 million, or negative 3% of total revenues, in the comparable period a year ago. We continue to work on improving both our top-and bottom-lines, and developing new opportunities for our ingredients business."

About Nutrition 21
Nutrition 21, Inc., headquartered in Purchase, NY, is a nutritional bioscience company and holds over 30 issued and pending patents associated with chromium picolinate as well as combinations of chromium compounds with other dietary supplement ingredients.  Its ingredients are sold to leading dietary supplement, and functional food and beverage manufacturers and marketers.  For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended June 30, 2009. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

CONTACT:
	Nutrition 21, Inc.	Lytham Partners, LLC
	Alan Kirschbaum	Joe Diaz, Joe Dorame, Robert Blum
	914-701-4500	602-889-9700

Financial Tables on following pages

NUTRITION 21, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	March 31, 2010	June 30, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$255	$1,373
Restricted cash	100	--
Accounts receivable, net	1,146	2,752
Other receivables, net	204	516
Inventories, net	142	3,878
Other current assets	234	467
Property and equipment, net	38	46
Patents, trademarks and other intangibles, net	649	766
Goodwill and other intangibles with indefinite lives	--	3,636
Other assets	463	1,389
TOTAL ASSETS	$3,231	$14,823

LIABILITIES AND STOCKHOLDERS' DEFICIT
Short-term borrowings	$--	$4,457
Accounts payable	890	4,439
Accrued expenses	1,336	2,218
Deferred income	--	361
Deferred income taxes	--	1,200
8% Series J convertible preferred stock subject to mandatory redemption	14,583	13,218
Total liabilities	16,809	25,893
Stockholders’ Deficit	(13,578)	(11,070)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,231	$14,823

NUTRITION 21, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Net sales	$1,602	$1,913	$5,796	$5,254
Other revenues	54	115	230	243

Total Revenues	1,656	2,028	6,026	5,497

Costs and Expenses

Cost of Revenues	418	484	1,373	1,305

Advertising and Promotion	161	152	512	431

General and Administrative	709	983	2,571	2,742

Research and Development	125	93	306	266

Depreciation and Amortization	63	264	227	910

Total Costs and Expenses	1,476	1,976	4,989	5,654

Operating Income (Loss)	180	52	1,037	(157)

Interest income (expense), net	(915)	(1,153)	(2,853)	(3,352)

(Loss) from Continuing Operations	(735)	(1,101)	(1,816)	(3,509)

Discontinued Operations, net	(101)	697	(1.842)	3,421

Net loss	$(836)	$(404)	$(3,658)	$(88)

Basic and diluted loss per common share	$(0.01)	$(0.01)	$(0.04)	$(0.00)

Weighted average number of common shares – basic and diluted	80,450,283	67,746,755	77,740,145	65,738,852